Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PHC, Inc.
Peabody, MA.

We hereby consent to the incorporation by reference in the Registration Statements of PHC, Inc. and subsidiaries on Form S-3 (Nos. 333-2246, 333-41494, 333-76137, 333-117146 and 222-141431) and Form S-8 (Nos. 333-102402 ,333-123842 and 333-149579) of our report dated September 27, 2007, with respect to our audits of the consolidated financial statements of PHC, Inc. and subsidiaries as of June 30, 2007 and for the years ended June 30, 2007 and 2006, which is included in the Annual Report on Form 10-K for the year ended June 30, 2008.

We also consent to the reference to us as “Experts” in the Registration Statements on Form S-3.

/s/ Eisner LLP

New York, New York
September 29, 2008